   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1999

                                                      REGISTRATION NO. 333-85315
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               EXACTIS.COM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          8900                         84-1359618
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------
                         707 - 17TH STREET, SUITE 2850
                                DENVER, CO 80202
                                 (303) 675-2300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             E. THOMAS DETMER, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               EXACTIS.COM, INC.
                         707 - 17TH STREET, SUITE 2850
                                DENVER, CO 80202
                                 (303) 675-2300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

          JAMES C.T. LINFIELD, ESQ.                         NORA L. GIBSON, ESQ.
            LAURA M. MEDINA, ESQ.                         LAURA M. DE PETRA, ESQ.
             JOHN W. BENDER, ESQ.                           ANGELA C. HILT, ESQ.
              COOLEY GODWARD LLP                      BROBECK, PHLEGER & HARRISON LLP
       2595 CANYON BOULEVARD, SUITE 250                SPEAR STREET TOWER, ONE MARKET
            BOULDER, CO 80302-6737                        SAN FRANCISCO, CA 94105
                (303) 546-4000                                 (415) 442-0900

                             ---------------------
        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ---------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-85315
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM
                    TITLE OF SECURITIES                        AGGREGATE OFFERING         AMOUNT OF
                      TO BE REGISTERED                            PRICE(1)(2)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................................     $65,500,000.00           $18,223.00
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.

      EXHIBIT NO.        DESCRIPTION
      -----------        -----------
         1.1*            -- Form of Underwriting Agreement.
         3.1*            -- Restated Certificate of Incorporation of Exactis.com.
         3.2*            -- Certificate of Amendment to Restated Certificate of
                            Incorporation of Exactis.com.
         3.3*            -- Bylaws of Exactis.com.
         3.4*            -- Amended and Restated Bylaws of Exactis.com to become
                            effective upon the closing of this offering.
         4.1*            -- Reference is made to Exhibits 3.1 through 3.4.
         4.2*            -- Specimen stock certificate representing shares of common stock of Exactis.com.
         5.1             -- Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
        10.1*            -- 1996 Stock Option Plan of Exactis.com.
        10.2*            -- 1997 Stock Option Plan of Exactis.com.
        10.3*            -- 1999 Equity Incentive Plan of Exactis.com.
        10.4*            -- 1999 Employee Stock Purchase Plan of Exactis.com.
        10.5*            -- Third Amended and Restated Stockholders' Agreement, among
                            Exactis.com and certain of its stockholders, dated July
                            15, 1999.
        10.6*            -- Form of Indemnity Agreement to be entered into between
                            Exactis.com and each of its directors and executive
                            officers.
        10.7*            -- Sublease Agreement, between Exactis.com and Atlantic
                            Richfield Company, as amended, dated August 7, 1996.
        10.8*            -- Series A Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated February 14, 1996 and March 15, 1996.
        10.9*            -- Series B Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 22, 1996, September 19, 1996 and November 27,
                            1996.
        10.10*           -- Series C Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 24, 1997.
        10.11*           -- Series D Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated June 8, 1998.
        10.12*           -- Series E Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 15, 1999.
        10.13**          -- Asset Purchase Agreement, between Exactis.com and Sony
                            Music, a Group of Sony Music Entertainment Inc., dated
                            December 15, 1998.
        10.14**          -- Service Bureau Agreement, between Exactis.com and Sony
                            Music, a Group of Sony Music Entertainment Inc., dated
                            January 1, 1999.
        10.15*           -- Form of Series B Preferred Stock Warrant.
        10.16*           -- Form of Series C Preferred Stock Warrant.
        10.17*           -- Form of Series C Preferred Stock Warrant issued to
                            American Express on July 24, 1997.

      EXHIBIT NO.        DESCRIPTION
      -----------        -----------
        10.18*           -- Form of Series D Preferred Stock Warrant.
        10.19*           -- Form of Series E Preferred Stock Warrant.
        23.1*            -- Consent of Cooley Godward LLP (included in Exhibit 5.1).
        23.2             -- Consent of KPMG LLP.
        24.1*            -- Powers of attorney (included on Page II-5).
        27               -- Financial Data Schedule.

---------------

*  Previously filed.

** Confidential treatment has been requested with respect to portions of these exhibits.

     (b) FINANCIAL STATEMENT SCHEDULES.

     Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, State of Colorado, on November 24, 1999.

                                            By:  /s/ E. THOMAS DETMER, JR.
                                               ---------------------------------
                                                    E. Thomas Detmer, Jr.
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
              *                                        Chairman of the Board of      November 24, 1999
-----------------------------------------------------    Directors
      Adam Goldman

/s/ E. THOMAS DETMER, JR.                              President, Chief Executive    November 24, 1999
-----------------------------------------------------    Officer and Director
      E. Thomas Detmer, Jr.                              (Principal Executive
                                                         Officer)

/s/ KENNETH W. EDWARDS, JR.                            Chief Financial Officer,      November 24, 1999
-----------------------------------------------------    Secretary and Treasurer
      Kenneth W. Edwards, Jr.                            (Principal Financial and
                                                         Accounting Officer)

              *                                        Director                      November 24, 1999
-----------------------------------------------------
      Pierric D. Beckert

              *                                        Director                      November 24, 1999
-----------------------------------------------------
      Linda Fayne Levinson

              *                                        Director                      November 24, 1999
-----------------------------------------------------
      David D. Williams

*By: /s/ E. THOMAS DETMER, JR.
    -------------------------------------------------
       E. Thomas Detmer, Jr.
         Attorney-in-fact

                                 EXHIBIT INDEX

      EXHIBIT NO.        DESCRIPTION
      -----------        -----------
           5.1           -- Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
          23.2           -- Consent of KPMG LLP.
          27             -- Financial Data Schedule.